Exhibit 99.1
Double Eagle Petroleum Co.

1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451
Colorado — FOR RELEASE 6:00 AM EASTERN STANDARD TIME
Date: May 7, 2009
Double Eagle Petroleum Reports First Quarter Earnings and Adjusted Net Income
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported record financial results for the first quarter of 2009. Highlights of the first quarter include:
•	Net production volumes of 2.3 Bcfe in the first quarter of 2009, which represents an increase of 154% year over year;

•	First quarter revenue of $11,040,000 representing a 51% increase over the first quarter of 2008;

•	Cash flows from operations of $6,935 in the first quarter of 2009 ($0.75 per share) compared to $2,463 for the first quarter of 2008 ($0.27 per share);

•	First quarter 2009 production costs decreased to $0.83 per Mcfe versus $1.14 per Mcfe for the first quarter of 2008, and

•	Pro forma net income before non-cash income and expenses of $9,019 or $0.98 per share.
The Company reported first quarter net income attributable to common shareholders of $76,000, or $0.01 per diluted share, as compared to a net income of $932,000, or $0.10 per share for the first quarter of 2008. The net income attributable to common stock for the first quarters of 2009 and 2008 was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $931,000. Net income attributable to common stock in the first quarter of 2009 included a non-cash loss of $(4,066,000), or $(0.44) per share, related to our economic hedges, which are recorded at fair value at each period end, and inherently can cause some volatility period to period.
“The Company had a very strong quarter with improved operating results and cash flow. Due to the requirements of mark to market accounting though, our net income per share was negatively affected by a non-cash, mark-to-market loss of $0.44 per share, as required by US GAAP. If you exclude this non-cash unrealized adjustment, which in our opinion does not accurately reflect the quarterly results of the Company, our net income per share attributable to common shareholders would have been $0.45 per share,” Richard Dole, Chairman, President and CEO of Double Eagle commented.
Total revenues for the first quarter of 2009 increased 51% to $11,040,000, as compared to $7,316,000 in the first quarter of 2008. Production-related revenue totaled $15,013,000, which represented a 127% increase over the first quarter of 2008. The production-related revenue included a $2,926,000 gain on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. The increase in production revenue was volume driven, and reflects production from 20 new wells in the Catalina Unit that were drilled as part of the 2008 drilling program and 23 wells from the 2007 drilling program that began producing in the second and third quarter of 2008. It also includes production from new wells at the Sun Dog, Doty Mountain, and Mesa Units. The increased production was partially offset by the decline in natural gas prices from the prices seen in the first quarter of 2008. Our average realized gas price decreased 12% to $5.90 for the first quarter of 2009 from $6.69 in the first quarter of 2008. We benefited from our hedging program, as the average CIG price for the quarter decreased 60% compared to the first quarter of 2008.
The Company’s gross operating margin, excluding depreciation, depletion and amortization (“DD&A”), was 72.0% for the first quarter of 2009. The strong gross margin is attributed to the increase in production and operating efficiencies gained, particularly at the Company-operated Catalina Unit. Our DD&A expense during the quarter increased 332% to $4,382, which was largely due to the higher capital balances subject to depletion at the Catalina, Sun Dog, Doty Mountain and Mesa Units resulting from the 2008 drilling program, and increased production.

“Despite the volatile economic environment we are operating in, our first quarter results reflect a number of positives. We had significant production growth, particularly in the Atlantic Rim, a quarter over quarter increase in total revenue of 51%, and excellent control of our production costs, which decreased 22% on a per Mcfe basis” Richard Dole, Chairman, President and CEO of Double Eagle commented.
Borrowings on our revolving line of credit increased to $42,500,000 as of March 31, 2009, as compared to $24,639,000 at December 31, 2008, and net working capital increased to $3.6 million at March 31, 2009, as compared to negative $6.3 million as of December 31, 2008. The Company’s increased it’s borrowings during the first quarter to pay for costs incurred in the 2008 drilling program. Currently, the Company has a $75 million credit facility in place with a $45 million borrowing base. Five million of the $45 million borrowing base represents a term loan, which if drawn upon, must be repaid on July 31, 2009. We currently have $3.75 million drawn on the term loan.
The Company has a hedging policy in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into fixed price delivery contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives (volume and daily production are expressed in Mcf):

	Total Volumes	CIG Average Price
	(MMcf)	per Mcf
Q2 2009	1,335	$6.67
Q3 2009	859	$7.12
Q4 2009	767	$7.27

Total 2009	2,961	$6.96

Q1 2010	1,080	$4.30
Q2 2010	1,092	$4.30
Q3 2010	1,104	$4.30
Q4 2010	1,104	$4.30

Total 2010	4,380	$4.30

Q1 2011	720	$7.07
Q2 2011	728	$7.07
Q3 2011	736	$7.07
Q4 2011	736	$7.07

Total 2011	2,920	$7.07

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Quarter ended
	March 31,	March 31,
	2009	2008

Revenues
Oil and gas sales	$10,500	$6,251
Transportation revenue	1,587	364
Price risk management activities	(1,140)	652
Other income, net	93	49

Total revenues	11,040	7,316

Expenses
Lease operating expenses	1,884	1,021
Production taxes	889	800
Pipeline operating expenses	295	83
Exploration expenses including dry holes	26	481

Total Expenses	3,094	2,385

Gross Margin	7,946	4,931
Gross Margin Percentage	72.0%	67.4%

General and administrative	1,674	908
Depreciation, depletion and amortization	4,382	1,014
Interest expense, net	252	64

Pre-tax income	1,638	2,945

Provision for deferred taxes	(631)	(1,082)

NET INCOME	$1,007	$1,863

Preferred stock dividends	931	931

Net Income attributable to common stock	$76	$932

Net income per common share:
Basic	$0.01	$0.10

Diluted	$0.01	$0.10

Weighted average shares outstanding:
Basic	9,201,913	9,148,105

Diluted	9,201,913	9,148,933

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31,	December 31,
	2009	2008	% Change

Total assets	$164,167	$171,989	-5%

Balance outstanding on credit facility	42,500	24,639	72%

Total stockholders’ equity	54,687	54,903	0%
SELECTED CASH FLOW DATA
(In thousands)

	March 31,	March 31,
	2009	2008	% Change

Net cash provided by operating activities	$6,935	$2,463	182%

Net cash used in investing activities	(21,546)	(11,003)	96%

Net cash provided by financing activities	16,782	8,592	95%
SELECTED OPERATIONAL DATA

	Quarter ended
	March 31,	March 31,
	2009	2008	% Change

Total production (Mcfe)	2,280,591	898,772	154%

Average price realized per Mcfe	$5.89	$6.96	-15%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of earnings before interest, taxes, depreciation, depletion, amortization and exploration costs (“EBITDAX”) and cash flow per share shown below provides meaningful non-GAAP financial measures to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results quarters ended March 31, 2009 and 2008, respectively, contained below.
Taking into account the effects of the charges detailed in the below reconciliation of GAAP to pro forma results, the Company’s pro forma cash flow per share was $0.98 per diluted share for the first quarter of 2009, as compared to pro forma cash flow per diluted share of $0.28 for the first quarter of 2008. The increase in cash flow is due primarily to increased production volumes and successful operational cost control.
Reconciliation of GAAP Results to EBITDAX and Pro Forma Cash Flow per Share
(In thousands, except per share data)

	Year Ended March 31, 2009		Year Ended March 31, 2008
		Per Share		Per Share
	Results	Basic	Results	Basic
Net income (loss) as reported under US GAAP	$76	$0.01	$932	$0.10

Add:
Depreciation, depletion, and amortization	4,382	0.48	1,014	0.11
Exploration and dry holes	26	0.00	481	0.05
Provision for deferred income taxes	631	0.07	1,082	0.12

EBITDAX	$5,115	$0.56	$3,509	$0.38

Add back non-cash expenses:
Share-based compensation expense	468	0.05	98	0.01
Accretion	24	0.00	104	0.01

Less: Cash outflows for exploration added back above:	(21)	(0.00)	(441)	(0.05)

Add back/deduct non-cash revenue:
Loss (gain) on price risk management (1)	4,066	0.44	(652)	(0.07)
Gain on sale of property	(70)	(0.01)	—	—
Revenue from carried interest	(563)	(0.06)	—	—

Pro forma net income before non-cash income and expenses	$9,019	$0.98	$2,618	$0.28

(1)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of income.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.us